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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE
Contacts:
Ribozyme Pharmaceuticals, Inc.
Ralph E. Christoffersen, Ph.D.
CEO and President
(303) 449-6500
Freeman McCue Public Relations
Daniel McCue
(714) 557-3663


             RPI SUCCESSFULLY DEFENDS ITS EUROPEAN RIBOZYME PATENT

BOULDER, Colorado July 20, 2000 - Ribozyme Pharmaceuticals, Inc. (RPI) (NASDAQ:RZYM) announced today that it believes claims recently made by Gene Shears Pty Ltd regarding its alleged success in narrowing RPI's European patent (European Patent No. EP-B1 0291) were misleading. In fact, the European Patent Office agreed with RPI on July 12th that there existed no grounds for revoking the patent. The European Patent Office did, however, clarify the scope of the claims to cover self-splicing intervening sequence derived ribozymes, which does not significantly narrow the scope of coverage. Contrary to Gene Shears' assertion, the claims of this patent broadly cover ribozymes with endoribonuclease activity. Moreover, the statements made by Gene Shears in its recent press release are in contradiction to its arguments at the European Patent Office where it argued that the scope of the presently maintained RPI patent claims are very broad. Furthermore, RPI's ability to enforce its patents in Europe remains in effect. RPI believes that the claims maintained in the European patent cover all current commercial applications of ribozymes in Europe.

As stated in its previous press release, RPI reiterates that the maintenance of the Cech patent adds to the arsenal of broad claims already granted in the U.S. and Japan. In 1997, the Japanese equivalent of the above European patent was challenged by RPI's competitors and the Japanese Patent Office rejected the oppositions and decided to maintain the patent in its entirety. In addition to the foregoing European and Japanese patents, RPI has seven corresponding patents that have issued in the United States. These patents continue to provide broad coverage for the ribozyme technology in the U.S. Furthermore there are no granted patents that RPI products are believed to infringe, and in contrast, competitors must in general still seek a license from RPI to commercialize ribozymes.

RPI has built a formidable multi-layered intellectual property portfolio around its ribozyme technology by filing and in-licensing a large number of patents covering various aspects of the ribozyme technology. The foregoing European patent is a small portion of this massive firewall. RPI has rights to over 100 issued /allowed patents and over 100 pending patent applications worldwide covering various aspects of the ribozyme technology, including ribozyme design,
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synthesis, chemical modification, delivery, ribozyme motifs, vector production, as well as application to specific therapeutic targets, such as vascular endothelial growth factor (VEGF) receptor, Hepatitis C Virus (HCV) and HER-2. RPI believes it has established a dominant intellectual property position in the field of ribozymes.

Ribozymes are the product of Nobel Prize winning science and are synthetically engineered to act as "molecular scissors" capable of cleaving target RNA in a highly specific manner.

RPI (www.rpi.com), located in Boulder, Colorado, is the acknowledged leader in ribozyme therapeutic development. RPI is partnered with Eli Lilly for development of an anti-Hepatitis C virus ribozyme which is in clinical trials designed to study safety and to assess the effect of the compound on HCV viral RNA levels in chronic Hepatitis patients. RPI is partnered with Chiron Corporation for the development and commercialization of ANGIOZYME, an anti-angiogenic ribozyme designed to inhibit the growth of new blood supplies to tumors and prevent tumor growth and metastasis. ANGIOZYME is in Phase I/II clinical trials in cancer patients at the Cleveland Clinic. RPI is also partnered with an affiliate of Elan Corporation plc for development and commercialization of HERZYME, an anti-HER-2 ribozyme for treatment of breast and other cancers, through RPI's subsidiary Medizyme Pharmaceuticals Ltd.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in RPI Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings